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                                                                  EXHIBIT 10.110


                           SUPERSOLUTIONS CORPORATION
             DAYBREAK - THE BIG PICTURE(TM) SERVICE LEVEL AGREEMENT

        THIS AGREEMENT (the "Agreement") is made as of this twenty second day of December, 1999 by and between SuperSolutions Corporation, a Minnesota corporation (the "Company"), and Onyx Acceptance Corporation, a Delaware corporation ("Customer").

                                   WITNESSETH

        WHEREAS, Customer has entered into a Daybreak - The Big Picture(TM) Master License Agreement (the "License Agreement") with the Company pursuant to which the Company has granted Customer a license to the proprietary software product DAYBREAK - THE BIG PICTURE(TM) (hereinafter referred to as "Daybreak") as more fully set forth in the License Agreement; and

        WHEREAS, pursuant to the License Agreement, the parties hereto have agreed to enter into this Agreement to provide for certain services to be performed by the Company for the benefit of Customer, including without limitation maintenance services, in connection with Daybreak; and

        WHEREAS, the parties hereto wish to outline the terms and conditions of those services related to Daybreak to be provided by the Company; and

        WHEREAS, this Agreement will only become effective if Customer accepts (or is deemed to have accepted) Daybreak pursuant to the License Agreement and shall be effective on such date;

        NOW, THEREFORE, in consideration of the foregoing, and other valuable consideration hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. Term. This Agreement shall be effective the date Customer accepts (or is deemed to have accepted) Daybreak pursuant to the License Agreement and shall terminate on the one year anniversary of the effective date. Notwithstanding the foregoing, this Agreement shall automatically renew for consecutive one year terms unless either party notifies the other party of its intent to terminate at least 90 days prior to the end of the then current term.

        2. Service Fees. Customer shall pay the Company an annual fee for the services to be performed under this Agreement in an amount set forth in SCHEDULE
A. Such amount shall be paid in advance in equal quarterly installments beginning on the effective date of this Agreement.

        3. Production Releases. The Company schedules releases of updated Daybreak versions (each as a "Production Release") in intervals of approximately six (6) months, which Production Release schedule is subject to change without notice. Customer shall be entitled to receive from the Company each Production Release that is generally made available to all customers of the Company at Customer's service level who have entered into a Daybreak Master License Agreement. All Production Releases shall be baseline functionality, and the Company shall support up to current (n) less two (n-2) versions. The Company shall include in each Production Release delivered to Customer documentation, if any, outlining installation, configuration and administration instructions for such Production Release. Customer shall install each Production Release within sixty (60) days after receipt. Customer shall be responsible for upgrading all customized code in connection with each Production Release and shall upgrade such customized code by either (i) performing the work internally, or (ii) engaging the Company to upgrade such customized code on a billable basis. The Company agrees to keep Daybreak compatible with the then current version of Oracle database, within a twelve (12) month time period of the general production release date from Oracle.

        4. Issues. For purposes of this Agreement, an "issue" shall mean any Bug-Fix, Modification, Enhancement or Customization (each as hereinafter defined). All Issues shall be categorized as follows:



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                (a) "Bug-Fixes" shall mean alterations made by the Company to an existing Daybreak program, package or other executable code, which alterations are intended to permanently remedy a persistent failure, malfunction or defect of Daybreak (such defect shall hereinafter be referred to as a "Bug") which prevents Daybreak from performing substantially in accordance with documentation provided to Customer by the Company at the time of installation; provided however, that any such failure, malfunction or defect of Daybreak shall not be deemed an "Issue" and shall not be the responsibility of the Company to the extent that it is caused by (A) Customer's hardware or other software, (B) Customer's improper use of Daybreak or (C) Customer's modification to Daybreak without prior written approval by SuperSolutions;

                (b) "Modifications" shall mean alterations made by the Company to an existing Daybreak program, package or other executable code, which alterations are initiated by the Company and which the Company intends will become part of Daybreak;

                (c) "Enhancements" shall mean alterations made by the Company to an existing Daybreak program, package or other executable code, which alterations are initiated by Customer, accepted by the Company and which are intended by the Company to add functionality to Daybreak and to become part of baseline Daybreak (to the extent an "Enhancement" is not accepted by the Company, it shall be deemed a "Customization"); and

                (d) "Customizations" shall mean alterations made by the Company to an existing Daybreak program, package, or other executable code, which alterations are initiated by Customer and designed to meet the business requirements of Customer which may or may not become a part of Daybreak in the Company's sole discretion.

        5. Notification of Issues.

                (a) Bug-Fixes.

                        (i) As soon as possible after Customer discovers a Bug,
                Customer shall notify the Company via telephone, email or facsimile of such Bug. Such notification (a "Customer Notification") shall include (i) Customer's in-house issue number, (ii) the priority level of the Issue (as determined pursuant to Section 6 hereof), (iii) a detailed description of the Bug, and (iv) any other information which Customer should reasonably believe will be necessary or helpful in addressing the Bug.

                        (ii) In the event that Customer manages access to its
                system, Customer shall provide the Company with ready access to such system when the Company responds to a reported Bug. By way of illustration only, such provision of access to Customer's system may include, but is not limited to, ensuring that user ID's and passwords are enabled when the Company responds to a reported Bug.

                        (iii) In the event the Company becomes aware of a Bug
                (whether such Bug is discovered by the Company or by a customer of the Company other than Customer), the Company shall notify Customer of such discovery via telephone; email or facsimile as soon as practicable after the Company learns of the Bug. Such notice shall describe the Bug in detail.

                        (iv) The priority of the Bug-Fix (as determined pursuant
                to Section 6 below) shall determine the time schedule pursuant to which the Company shall complete the Bug-Fix to remedy the Bug and deliver the same to Customer. The Company shall deliver such Bug-Fix to Customer pursuant to a Patch (as hereinafter defined) pursuant to Section 6 hereof.

                (b) Modifications. If the Company intends to incorporate a Modification into Daybreak



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        other than through a Production Release, the Company shall use reasonable efforts to notify Customer of such intention to the extent practical under the circumstances. Customer may provide feedback to the Company if it so desires. The priority of the Modification (as determined pursuant to Section 6 below) shall determine the time schedule pursuant to which the Company shall complete the Modification.

                (c) Enhancements. Customer shall initiate an Enhancement by notifying the Company of Customer's desire for such Enhancement. If the Company decides to add such Enhancement to its baseline Daybreak software, then it shall be deemed an "Enhancement," otherwise it shall be deemed a "Customization." The priority of the Enhancement (as determined pursuant to Section 6 below) shall determine the time schedule pursuant to which the Company shall complete the Enhancement.

                (d) Customizations. Customer shall initiate a Customization by notifying the Company of Customer's desire for such Customization and delivering to the Company a written description of Customer's business requirements necessitating the Customization. The Company shall review the business requirements provided by Customer and provide feedback to Customer regarding the Customization request. Unless otherwise consented to by Customer in writing, all information provided by Customer to the Company in connection with Customer's request for Customization (but excluding the actual Customization) shall be considered Confidential Information (as hereinafter defined) for the purposes of Section 10 hereof. The priority of the Customization (as determined pursuant to Section 6 below) shall determine the time schedule pursuant to which the Company shall complete the Customization. Notwithstanding the priority of any Customization, no Customization shall be undertaken by the Company until the Company, and Customer have executed a Task Order Agreement in the form attached as EXHIBIT A. All such task orders shall be deemed a part of and shall be subject to this Agreement and the License Agreement and each Task Order Agreement hereto hereby incorporates all of the terms and conditions of this Agreement and the License Agreement.

        6. Issue Priority. The priority of an Issue shall determine the time schedule pursuant to which the Company shall resolve the Issue. All Issues shall be prioritized as follows:

                (a) An Issue is "Critical" in priority (a "Critical Priority Issue") if Customer's Daybreak system is down or business critical processes incorporating Daybreak have been materially impaired. When Customer Notification is received by the Company, the Company shall begin addressing (the addressing of Issues shall hereinafter be referred to as "Customer Support") Critical Priority Issues within fifteen (15) minutes of the Initial Response (as defined below). The Company shall use reasonable commercial efforts to resolve all Critical Priority Issues as soon as possible following the commencement of Customer Support.

                (b) An Issue is "High" in priority (a "High Priority Issue") if it is functional in nature and affects Customer's Daybreak system processes, but is not business critical. When Customer Notification is received by the Company during Business Hours (as defined below), the Company shall begin Customer Support of High Priority Issues within one
        (1) hour of the Initial Response. When Customer Notification is received by the Company outside of Business Hours, the Company shall commence Customer Support of High Priority Issues within one (1) hour of the beginning of Business Hours on the day following the Company's Initial Response. The Company shall use reasonable commercial efforts to resolve all High Priority Issues within fifteen (15) days after the commencement of Customer Support.

                (c) An Issue is "Medium" in priority (a "Medium Priority Issue" if it is functional in nature and affects Customer's Daybreak system processes, but for which reasonable alternative options are available to Customer to overcome the Issue. When Customer Notification is received by the Company during Business Hours, the Company shall begin Customer Support of Medium Priority



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        Issues within one (1) hour of the Initial Response. When the Customer
        Notification is received by the Company outside of Business Hours, the Company shall begin Customer Support of Medium Priority Issues within one (1) hour of the commencement of Business Hours on the day following the Company's Initial Response. The Company shall use reasonable commercial efforts to resolve all Medium Priority Issues within thirty
        (30) days after the commencement of Customer Support.

                (d) An Issue is "Low" in priority (a "Low Priority Issue") if it is cosmetic in nature or consists of grammatical errors. When Customer Notification is received by the Company during Business Hours, the Company shall begin Customer Support of Low Priority Issues within one
        (1) day of the Initial Response. When the Customer Notification is received by the Company outside of Business Hours, the Company shall begin Customer Support of Low Priority Issues within one (1) day of the commencement of Business Hours on the day following the Company's Initial Response. The Company shall use reasonable commercial efforts to resolve all Low Priority Issues prior to the time of its next Production Release.

        Final determination of the priority of all Issues shall be made by the Company in its reasonable discretion. In the event the Company fails to begin Customer Support within the priority-based response time frames described above, the Company shall escalate the priority of the Issue according to the Company's predefined "escalation procedures". Delivery of a "Patch" (as defined in Section 7(b)) shall complete the Company's obligation hereunder for Customer Support. The Company shall give Customer notice of any changes to the escalation procedures, which notice shall be sufficient to allow Customer to take any and all appropriate precautionary measures. For purposes of this Section 6, "Business Hours" means daily from 6:00 a.m. through 8:00 p.m. CST.

        7. Customer Support.

                (a) Customer hereby acknowledges that the Company's responsibilities to other customers may prevent the Company from responding to all Customer Notifications directly. Nonetheless, the Company shall use reasonable commercial efforts to respond to all Customer Notifications in a timely manner. After receipt of a Customer Notification, the Company shall immediately determine the priority of the Issue pursuant to the priority criteria listed in Section 6 hereof (the "Initial Response"). Issue priority will determine the turnaround time for resolving the Issue.

                (b) Unless the Company in its sole discretion determines that it is necessary or desirable to perform Customer Support at Customer's place of business, the Company shall develop a solution remotely to correct the Issue (such remote solution is hereinafter referred to as a "Patch") and shall deliver the Patch to Customer upon the Company's completion of the Patch. The Company shall deliver the Patch and Customer shall apply the Patch, each pursuant to the provisions of
        Section 8 hereof.

                (c) The Company shall document any actions, including any corrections, additions, deletions or modifications, taken as a part of the Customer Support. Such documentation shall include a description of the change and the date and time the action was taken. In the event the Company requests that Customer take action, then Customer (and not the Company) shall have the responsibility to log the action so taken.

        8. Maintenance Patches.

                (a) Delivery of Patch. Each Patch will be delivered to the Customer independently from other Patches. A single Patch may address several Issues. Along with each Patch provided to Customer, the Company shall provide information which information shall (i) identify the Date such Patch was delivered by the Company to Customer, (ii) identify the Patch Identification Number, (iii) identify the Daybreak modules addressed by the Patch, (iv) identify the Company's Issue Reference



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        Number, if any, (v) identify the Customer Reference Number (which is provided when the Issue is communicated to the Company), (vi) describe the Issue addressed by the Patch, (vii) describe the Patch in detail, which description shall include instructions for applying and testing the Patch, indicate the reversibility of the Patch, and disclose the potential hazards associated with Customer's partial installment of the Patch. If the production program delivered in the Patch is a replacement for an existing production program, the Company shall describe all modifications, deletions and additions to such production program. If the production program delivered in the Patch is to be used to affect modifications, deletions or additions, the Company shall describe all modifications, deletions or additions affected through the program's use. All documentation provided by the Company to Customer pursuant to this Section 8 shall be sufficient to allow Customer to apply the Patch without the Company's assistance.

                (b) Patch Application Schedule. The Company recommends that Customer apply any Patch delivered to Customer by the Company in a manner consistent with the following schedule:

                        (i) Customer shall complete the application of any Patch
                addressing Critical Priority Issues immediately upon receipt of such Patch;

                        (ii) Customer shall complete the application of any
                Patch addressing High Priority Issues within Seventy-two (72) hours of Customer's receipt of such Patch;

                        (iii) Customer shall complete the application of any
                Patch addressing Medium Priority Issues within Thirty (30) days of Customer's receipt of such Patch; and

                        (iv) The completion of Customer's application of any
                Patch addressing Low Priority Issues shall be at Customer's discretion.

                Customer shall use its best efforts to complete its application of Patches provided by the Company within the suggested time periods referenced above. Customer shall apply all Patches completely and in the order provided by the Company. Customer hereby acknowledges that the partial application of Patches or the application of Patches in an order other than that in which such Patches are provided by the Company may have results that require the Company to provide additional Customer Support, which additional support may be considered Outside Customer Support (as such term is defined in Section 9 below).

                (c) Customer Notification of Patch Application. As soon as practicable after Customer completes the application of a Patch, Customer shall notify the Company of such completion. The Company shall record and maintain such Patch application information.

        9. Support Agreement Limitations.

                (a) Outside Customer Support. Any Customer Support provided by the Company shall be governed under this Agreement; provided however, that such Customer Support shall not be governed by this Agreement if:

                        (i) the Issue affecting Customer's system is the result
                of a change, modification, or alteration to Daybreak without the written approval of a Company employee in a position at or superior to a Daybreak development team leader;

                        (ii) the Issue resides within a "program" (which term
                shall include, without limitation, processes, reports, forms and triggers) that Customer has modified without the written approval of a Company employee in a position at or superior to a Daybreak development team leader;



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                        (iii) unless otherwise approved by the Company in
                writing, the Issue results from an application of a Patch made by Customer in a manner inconsistent with the instructions for such application provided by the Company; or

                        (iv) the "issue" is not an Issue as defined in this
                Agreement.

                Customer Support not governed under this Agreement shall hereinafter be referred to as "Outside Customer Support." Customer hereby acknowledges that the hourly billable rate for Outside Customer Support shall be determined by the market rates for such services at the time such Outside Customer Support is performed. Customer acknowledges that the Company's current billable rate for providing Outside Customer Support is Two Hundred Dollars ($200) per hour of Outside Customer Support, which rate is subject to change without notice to Customer.

                (b) Customization. Customer acknowledges that the Company shall charge Customer an hourly billable rate for all Customer Support performed by the Company in connection with Customizations, which rate shall be equal to the Company's billable rate, set forth in Schedule A hereto.

        10. Confidentiality.

                (a) Except as otherwise required in order to perform the services contemplated by this Agreement, the Company shall hold all Confidential Information (as defined below) in the strictest of confidence and never use, disclose or publish any Confidential Information without the prior written express permission of Customer. Except as otherwise authorized in writing by Customer, the Company agrees to maintain control over any Confidential Information obtained and restrict access thereto to those employees of the Company who are members of the Daybreak development teams.

                (b) For the purposes of this Section 10, Confidential Information means information or data relating to Customer's processes, business, customers and products, including information relating to research, development, manufacturing, know-how, formulas, product ideas, inventions, trade secrets, patents, patent applications, systems, products, programs and techniques and any secret, proprietary or confidential information, knowledge or data of Customer. All information and data, disclosed to the Company, or to which the Company obtains access, whether originated by the Company or by others, which is treated by Customer as Confidential Information, or which the Company has reasonable basis to believe is Confidential Information, will be presumed to be Confidential Information. The term Confidential Information will not apply to information or data which (i) the Company can establish by documentation is known to the Company prior to receipt by the Company from Customer; (ii) is lawfully disclosed to the Company by a third party not deriving the same from Customer, (iii) is independently developed by the Company or (iv) is presently in the public domain or becomes a part of the public domain through no fault of the Company or anyone related to the Company. The Patch to resolve any Issue under this Agreement shall not be deemed to be Confidential Information of Customer and may be made available to all of the Company's customers in the Company's sole discretion.

        11. Non-Performance. In the event the Company fails to perform its material obligations under this Agreement in any material respect, Customer shall provide the Company written notice explaining in detail the alleged failure of the Company. If the Company does not remedy such alleged failure within ten business days of receipt of such written notice from Customer, Customer may terminate this Agreement, with no further liability hereunder, within two business days of the expiration of the foregoing ten day period. Upon such termination, if any, to the extent the Company has materially breached a material obligation under this Agreement, Customer shall be entitled to a refund of the pro rata unused amount paid to the Company under this Agreement for the quarter of termination. THE REMEDY PROVIDED BY THIS SECTION 11 SHALL BE CUSTOMER'S SOLE REMEDY UNDER THIS AGREEMENT, AT LAW AND IN EQUITY, AND IN NO EVENT



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SHALL THE COMPANY BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY
OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR THE LIKE, EACH OF
WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        12. General.

                (a) No Assignment. Neither party hereto may assign their interest under this Agreement to any third party without the prior written consent of the other party hereto.

                (b) No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm or corporation other than the parties hereto any rights or benefits under or by reason of this Agreement, other than MBIA Insurance Corporation or another financial insurer of Customer.

                (c) Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

                (d) Amendment. The Company retains the right to amend this agreement; provided however, that the Company shall obtain the prior written consent of Customer if any such amendment materially and adversely affects the rights granted to Customer under this Agreement.

                (e) Entire Agreement. The obligations of the Company and Customer under this Agreement and the License Agreement are cumulative. In the event that this Agreement and the License Agreement conflict as to the level of service required to be provided by the Company to Customer, then with respect to such conflicting provisions, this Agreement shall control.

                (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

                (g) Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles contained therein. Customer hereby (i) agrees that any litigation, action or proceeding arising out of or relating to this Agreement shall be instituted in any state or federal court only in Minneapolis, Minnesota, (ii) waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, (iii) irrevocably submits to the jurisdiction of any such court in any such litigation, action or proceeding, and (iv) waives any claim or defense of inconvenient forum. Customer hereby consents to service of process by registered mail, return receipt requested, at Customer's address.

                (h) Waiver . Any terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof.

                (i) In any legal or other proceedings arising from or related to this Agreement, the prevailing party shall be awarded its reasonable attorney fees and costs incurred.



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        IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                       SUPERSOLUTIONS CORPORATION

                                       By: /s/  [SIGNATURE ILLEGIBLE]
                                          --------------------------------------
                                       Its: PRESIDENT 12/23/99
                                           -------------------------------------

                                       ONYX ACCEPTANCE CORPORATION

                                       By:  /s/  TODD A. PIERSON
                                          --------------------------------------
                                       Its: SVP, CIO 12/30/99
                                           -------------------------------------



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